   As filed with the Securities and Exchange Commission on January 20, 1998.
                                                      Registration No. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               GENSIA SICOR INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                     33-0176647
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                                   19 Hughes
                            Irvine, California 92618
                                 (714) 455-4700
         (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                                           Copies to:
               DONALD E. PANOZ                      THOMAS E. SPARKS, JR., ESQ.
Interim President and Chief Executive Officer      Pillsbury Madison & Sutro LLP
              Gensia Sicor Inc.                           P. O. Box 7880
                  19 Hughes                        San Francisco, CA 94120-7880
          Irvine, California 92618                        (415) 983-1000
               (714) 455-4700
 (Name, address, including zip code, and
telephone number, including area code, of
             agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the Selling Stockholder.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                                _______________

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================

                                                            Proposed maximum      Proposed maximum
 Title of each class of securities       Amount to be      offering price per     aggregate offering          Amount of
         to be registered                 registered           unit/(1)/                price              registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
        value                          11,618,277/(2)/         $5.40625              $62,811,310                $18,530
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Based upon the average of the high and low price reported on the Nasdaq National Market as of January 13, 1998.
(2) Includes 5,291,006 shares of Common Stock reserved for issuance upon conversion of subordinated convertible notes and 3,872,759 shares of Common Stock reserved for issuance upon the issuance and exercise of warrants. This Registration Statement also covers such indeterminate number of additional shares, if any, as shall be issuable from time to time as required pursuant to the terms of such notes or warrants.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
     Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 Subject to Completion, dated January 20, 1998

                               GENSIA SICOR INC.

                       11,618,277 Shares of Common Stock
                           (par value $.01 per share)

                                    ________

        This Prospectus relates to shares (the "HCCP Shares") of Common Stock, par value $.01 ("Common Stock"), of Gensia Sicor Inc. ("Gensia Sicor" or the "Company") which may be offered for sale from time to time for the account of Health Care Capital Partners, L.P. and its affiliate Health Care Executive Partners, L.P (collectively "HCCP" or the "HCCP Selling Stockholder"). The Shares are issuable by the Company to the HCCP Selling Stockholder upon conversion of $20,000,000 in principal amount of 2.675% Subordinated Convertible Notes due May 1, 2004 (the "Notes") and upon exercise of warrants for the purchase of an aggregate of 2,645,503 shares of Common Stock at an exercise price of $4.347 per share, subject to adjustment (the "HCCP Warrants," and together with the Notes, the "Purchased Securities"). Fifty percent of the HCCP Warrants are conditional warrants that may not be exercised for three years from the date of issue and will be cancelled if the Company's Common Stock price exceeds certain levels during the three-year period ending May 19, 2000. The Purchased Securities were issued by the Company to the HCCP Selling Stockholder in a private placement (the "HCCP Private Placement") on May 19, 1997.

        In addition, this Prospectus covers the public offering, which is not being underwritten, of 2,454,512 shares of Common Stock of Gensia Sicor held by certain persons named in this Prospectus (the "Additional Selling Stockholders" and, together with the HCCP Selling Stockholder, the "Selling Stockholders") and up to an additional 1,227,256 shares of Common Stock issuable upon the exercise of Warrants (the "Additional Warrants" and, together with the HCCP Warrants, the "Warrants") to purchase Common Stock held by the Additional Selling Stockholders (such 3,681,768 shares of Common Stock being collectively referred to herein as the "Additional Shares" and, together with the HCCP Shares, as the "Shares"). The Additional Shares have been or may be issued by the Company in connection with a private placement (the "December Private Placement" and, together with the HCCP Private Placement, the "Private Placements") of 2,454,512 Units to certain accredited investors in December 1997. Each Unit consists of one share of Common Stock and an Additional Warrant for the purchase of one-half share of Common Stock, at an exercise price of $7.34 per share (subject to adjustment), for each share of Common Stock purchased in the December Private Placement and held until June 30, 1998 (the "Warrant Determination Date"), such Warrants to be issued to the Additional Selling Stockholders promptly following the Warrant Determination Date. The Company is obligated to use its best efforts to keep the registration statement, of which this Prospectus is a part, effective until December 31, 2005 or such earlier date as the Shares have been sold or may be sold under Rule 144(k) of the Securities Act of 1933, as amended.

        THIS PROSPECTUS COVERS ONLY DISPOSITIONS OF THE SHARES, INCLUDING SHARES ISSUABLE UPON CONVERSION OF THE NOTES AND UPON EXERCISE OF THE WARRANTS, NOT THE ISSUANCE OR TRANSFER OF THE NOTES OR THE WARRANTS THEMSELVES. NEITHER THE NOTES NOR THE WARRANTS WILL BE LISTED ON ANY SECURITIES EXCHANGE OR QUOTED IN ANY OVER-THE-COUNTER MARKET.

        The Company's Common Stock is traded on the Nasdaq National Market under the symbol "GNSA." On January 16, 1998, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $5.4375.

          The Shares are being offered on behalf of the Selling Stockholders, and the Company will not receive any proceeds from the offering. The Shares may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on the Nasdaq National Market; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Stock;
     (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or (vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Shares, in which Shares may be resold thereafter pursuant to this Prospectus. The Selling Stockholders or their successors in interest may also pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. See "Plan of Distribution."

        All expenses (estimated to be $100,000) of the registration of the Common Stock covered by this Prospectus will be borne by the Company pursuant to preexisting agreements, except that the Company will not pay any Selling Stockholder's underwriting discounts or selling commissions.

        The Company will not receive any proceeds from the sale of the Shares. The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be determined to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the sale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Stockholders" and "Plan of Distribution."

                                 ______________

        THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 6 OF THIS PROSPECTUS.

                                 ______________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ______________




                The date of this Prospectus is January __, 1998

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be
     (i) inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., and at the Commission's Chicago Regional Office, 500 West Madison Street, Chicago, Illinois; and New York Regional Office, 7 World Trade Center, New York, New York and (ii) accessed via a Web site maintained by the Commission (http://www.sec.gov). Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates.

        The Company has filed with the Commission a Registration Statement on Form S-3 (Commission File No. 333-___) under the Securities Act, with respect to the Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission.


                      DOCUMENTS INCORPORATED BY REFERENCE

        The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus:

        1. The Company's Current Report on Form 8-K (File No. 0-18549) dated November 14, 1997;

        2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, Quarterly Report on Form 10-Q, as amended by Form 10-Q/A, for the quarter ended June 30, 1997 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

        3. The Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1996;

        4. The Company's Current Report on Form 8-K, as amended by Form 8-K/A, dated February 28, 1997;

        5. The description of Gensia Sicor Common Stock set forth in the Registration Statement on Form 8-A filed on April 27, 1990; and

        6. The description of the rights to purchase Series I Participating Preferred Stock, $.01 par value, set forth in the Registration Statement on Form 8-A filed on March 23, 1992.

        All documents subsequently filed by Gensia Sicor pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from the date of filing thereof.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus or such Registration Statement.

        Upon written or oral request, the Company will provide without charge to each person to whom a copy of this Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be submitted in writing or by telephone at (714) 455-4700 to Gensia Sicor Inc., at the principal executive offices of the Company, 19 Hughes, Irvine, California 92618.


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        Some of the information presented in connection with this Prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding, among other things, (i) the Company's growth strategies; (ii) anticipated trends in the Company's business and demographics; (iii) the Company's ability to continue to control costs and maintain quality of products; (iv) the Company's ability to respond to changes in regulations; and (v) the Company's ability to enter into contracts with certain suppliers and customers. In addition, when used in this Prospectus, the words "intends to," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors" including, among others (a) changes in the industry as a result of political, economic or regulatory influences; (b) changes in regulations governing the industry, (c) changes in the competitive marketplace and (d) continuing downward pressure on the prices of the Company's products. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire.


                                  THE COMPANY

        Gensia Sicor Inc. (formerly Gensia, Inc.) ("Gensia Sicor" or the "Company") is a vertically integrated pharmaceutical company with expertise in the production of specialty bulk drug substances by synthesis or fermentation, and the development, manufacture and marketing of injectable pharmaceuticals. The Company is focused on the worldwide oncology and injectable pharmaceutical markets. On February 28, 1997 Gensia Sicor completed its acquisition of Rakepoll Holding B.V. ("Rakepoll Holding") from Rakepoll Finance N.V. ("Rakepoll Finance"). Rakepoll Holding is the parent company of three specialty pharmaceutical businesses: SICOR-Societa Italiana Corticosteroidi S.p.A. ("Sicor") of Milan, Italy, and two companies located in Mexico: Lemery, S.A. de C.V. ("Lemery") and Sicor de Mexico, S.A. de C.V. ("Sicor de Mexico"). In addition, in December 1997 the Company announced that Sicor had agreed to purchase a 50% equity interest in Diaspa S.p.A., an Italian company engaged in the manufacture of certain raw materials, principally cyclosporine, used in Sicor's business, for approximately $2.8 million. Gensia Sicor is headquartered in Irvine, California.

        Sicor and Sicor de Mexico produce specialty bulk drug substances.
     Lemery manufactures oral and injectable finished multisource drug products. The specialty drug substances produced by Sicor and Sicor de Mexico are primarily used in parenteral or topical administration, including inhalation therapy, and almost all belong to one of three categories: (1) anticancer agents, (2) steroids or (3) non-depolarizing muscle relaxants used in anesthesia. The principal markets for Sicor's and Sicor de Mexico's specialty bulk drug substances are the U.S., Canada, the European Union and Japan. The finished multisource drug products manufactured by Lemery are sold primarily to the national health program in Mexico and are exported to certain countries in Central and South America, North Africa, the Middle East and Eastern Europe.

        Gensia Sicor Pharmaceuticals, Inc. (formerly Gensia Laboratories, Ltd. and herein referred to as "GSP") is a wholly-owned subsidiary of the Company. Prior to the acquisition of Rakepoll Holding, the Company's primary operating unit was GSP. GSP's primary emphasis has been on the manufacture and marketing of oncology, anesthesiology and other key multisource injectable pharmaceuticals for the North American market. GSP is currently engaged in discussions with other pharmaceutical companies to seek to expand its product offerings to foreign markets. In addition, GSP provides contract manufacturing support and services to a number of pharmaceutical and biotechnology companies.

        Gensia Sicor also conducts basic pharmaceutical research at its San Diego location through its Metabasis Therapeutics, Inc. subsidiary ("Metabasis"). The Company's current operating plan includes funding Metabasis' basic research activities primarily through collaborations with other pharmaceutical companies. Metabasis is currently receiving contract research revenues through its research collaborations with Pfizer Inc ("Pfizer") in the area of pain management and with Sankyo Co. Ltd. ("Sankyo") for basic research funding to discover and develop drugs for the treatment of non-insulin dependent (Type II) diabetes. In December 1997, Sankyo made a $7.25 million equity investment in Metabasis and currently owns approximately 8% of the shares of Metabasis. Gensia Sicor is continuing to pursue plans to establish Metabasis as an independent company. Accomplishment of this goal is dependent on obtaining additional financing, certain third party consents and tax considerations. To the extent the Company is unable to establish Metabasis as an independent company and is unable to fund its research activities through its collaborations with Sankyo and Pfizer, the Company plans to reduce its Metabasis associated research expense to the level necessary to fulfill its obligations under the Pfizer and Sankyo agreements. There can be no assurance that the Company's product development efforts with Pfizer and Sankyo will be successful or that Pfizer and or Sankyo will not terminate their respective collaborations with Metabasis or that Gensia Sicor will be able to obtain the consents and financing necessary to establish Metabasis as an independent company.

        As part of the Gensia Sicor restructuring, in December 1997 Gensia Sicor transferred its licensed and proprietary medical products, including the GenESA(R) System, Brevibloc, and the Feedback Controlled Heparin System ("FCHS") into Gensia Automedics, Inc. ("Automedics") and sold a majority interest in Automedics to private investors in exchange for certain milestone and other contingent payments. Due to the contingent nature of these potential payments, Gensia Sicor will record, in the fourth quarter of 1997, a charge of approximately $10 million associated with the Automedics transaction, including the write-off of $7 million of prepaid royalties and capitalized milestone payments. Gensia Sicor retains a 19% ownership interest in Automedics. Gensia Sicor has retained potential obligations under agreements which have been assigned to Automedics, which obligations could exceed $20 million. Automedics' technology focus is on developing products which use closed-loop drug delivery. Gensia Sicor may never achieve profitable operations.

                                  RISK FACTORS

        In addition to the other information contained in this Prospectus, the following factors should be considered carefully before purchasing the shares of Common Stock offered hereby.

     Future Capital Needs; Uncertainty of Additional Funding

        The Company anticipates that its current capital resources, including $7.25 million received from Sankyo in exchange for an approximate 8% ownership position in Metabasis ($2.25 million of which was paid directly to Gensia Sicor), $14.3 million received in the December Private Placement, $2.5 million received in December 1997 from the sale of common stock to a collaborator and $2.7 million received in December 1997 from the sale of a parcel of land, commitments from third parties, and efforts to reduce overall costs and expenses and working capital requirements will enable it to maintain its current and planned operations through at least 1998. The Company will continue to pursue equity, debt and lease financing for its capital needs. In addition, the Company is seeking additional funding for Metabasis. There can be no assurance that any such financings will be available on acceptable terms, if at all.

     Loss History; Uncertainty of Future Profitability

        Gensia Sicor was founded in 1986, has never made an annual profit, and has never had positive annual cash flow from operations. As of September 30, 1997, Gensia Sicor had an accumulated deficit of approximately $321.3 million. For the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997, Gensia Sicor had net losses applicable to common shares of $56.1 million, $11.9 million, $51.8 million and $60.7 million, respectively. Gensia Sicor may incur additional losses in the future and expects that its losses will continue through at least 1997. In December 1997, the Company announced that it expected to take a $10 million charge in the fourth quarter of 1997 as a result of the sale of Automedics to private investors. Due to the contingent nature of these potential payments, Gensia Sicor will record, in the fourth quarter of 1997, a charge of approximately $10 million associated with the Automedics transaction, including the write-off of $7 million of prepaid royalties and capitalized milestone payments. Gensia Sicor retains a 19% ownership interest in Automedics. Gensia Sicor has retained potential obligations under agreements which have been assigned to Automedics, which obligations could exceed $20 million. Automedics' technology focus is on developing products which use closed-loop drug delivery. Gensia Sicor may never achieve profitable operations.

     Competition

        Gensia Sicor is engaged in a rapidly evolving field. Competition from large pharmaceutical companies, biotechnology companies and other companies is intense and expected to increase. Many of these companies have substantially greater financial resources and experience in developing, manufacturing and marketing pharmaceutical products than Gensia Sicor. There can be no assurance that competitors will not succeed in developing technologies and products that are more effective or that would render the technology and products of Gensia Sicor and its subsidiaries obsolete or noncompetitive. Gensia Sicor competes in the highly competitive multisource (generic) injectable drug industry with numerous other pharmaceutical manufacturers, many of which are established companies with greater financial and other resources than Gensia Sicor. There can be no assurance that Gensia Sicor will be able to continue to compete effectively in this market. Because selling prices of multisource injectable drug products typically decline as competition intensifies, the profitability of Gensia Sicor will depend in part on its ability to develop and introduce selected new products to the market in a timely manner, to obtain raw materials at competitive prices and to improve the efficiency of its production capability. The development and commercialization process is time consuming and costly. Delays in any part of the process or the inability of Gensia Sicor to obtain regulatory approval for its products could materially and adversely affect the Company.

     Dependence on Key Personnel

        The success of Gensia Sicor depends in large part upon its ability to attract and retain qualified scientific, manufacturing, marketing and management personnel. Gensia Sicor faces competition for such personnel from other companies, academic institutions, government entities and other organizations. In addition, the success of Gensia Sicor will be dependent upon certain key personnel associated with the Company, the loss of which may have a material adverse effect on the Company's operations. David Hale resigned as President and Chief Executive Officer in November 1997. Donald
     E. Panoz, the Company's Chairman of the Board, has assumed the position of Interim President and Chief Executive Officer, until such time as a successor Chief Executive Officer is named.

     Dependence Upon Successful Integration of Gensia Sicor, Sicor, Lemery, Sicor de Mexico and Diaspa S.p.A.

        Achieving the anticipated benefits of the acquisition of Sicor, Lemery, Sicor de Mexico and Diaspa S.p.A. will depend in part upon whether the integration of the companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The combination of these businesses requires, among other matters, integration of each of the combining companies' respective development, administrative, finance, sales, product support, distribution and marketing organizations, as well as the integration of each such companies' product offerings and development activities. Of particular significance to the successful integration of the combining companies' businesses is reassuring Gensia Sicor's customers that product support and distribution will continue uninterrupted. There can be no assurance that such integration will be accomplished smoothly or successfully. Further, there can be no assurance that the operations, managements or personnel of the combining companies will be compatible or that Gensia Sicor will not experience the loss of key personnel. The difficulties of such integration may be increased by the necessity of coordinating organizations located in different countries. The integration of certain operations requires the dedication of management resources which may temporarily distract from the day-to-day business of the combined company. Additionally, the costs incurred and difficulties encountered in the transition process may, at least in the short term, have an adverse impact on the combined company's operations. The Company took a special charge of $3.2 million in the third quarter of 1997 to reserve for corporate and employee relocation and severance costs as a result of the Company moving its headquarters to Irvine, California. Any inability of management to integrate the operations of the companies successfully could have a material adverse effect on the business and results of operations of the combined company.

     Uncertainty of Ability to Operate Without Infringing on Patents and Proprietary Technology of Others

        The success of Gensia Sicor will depend, in part, on its ability to maintain trade secret protection and operate without infringing on the proprietary rights of third parties. There can be no assurance that the patents of others will not have an adverse effect on the ability of Gensia Sicor to commercialize its products. Litigation, which could result in substantial cost to the Company, may be necessary to determine the scope and validity of the proprietary rights of third parties. If any of the Company's products are found to infringe upon patents or other rights owned by third parties, Gensia Sicor may be required to obtain licenses to patents or other proprietary rights of third parties which may not be available on acceptable terms. If Gensia Sicor does not obtain such licenses, product introductions could be delayed or foreclosed. There can be no assurance that Gensia Sicor will have sufficient funds to obtain licenses that may be required in order to develop and commercialize its products, to contest patents obtained by third parties, or to defend against suits brought by third parties.

     Potential Inability to Obtain Raw Materials or Manufacture Products

        Gensia Sicor depends on third party manufacturers for bulk raw materials for certain of its products. These raw materials are generally available from a limited number of sources, and certain raw materials are available only from foreign sources. In addition, GSP utilizes sole sources of supply for certain raw materials used in the manufacture of its products and certain packaging components. Any disruption in one or more of these supply sources could have a material adverse effect on Gensia Sicor.

     Uncertainty of Pharmaceutical Pricing, Reimbursement and Related Matters

        The levels of revenues and profitability of pharmaceutical companies will be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and Gensia Sicor expects that there will continue to be, a number of federal and state proposals to implement government controls. While Gensia Sicor cannot predict whether any such legislative or regulatory proposals or reforms will be adopted or the effect such proposals or reforms may have on its businesses, the announcement of such proposals or reforms could have a material adverse effect on Gensia Sicor's ability to raise capital and the adoption of such proposals or reforms could have a material adverse effect on Gensia Sicor's businesses, financial condition and profitability. In addition, in both the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that any of the products of Gensia Sicor will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow Gensia Sicor to sell its products on a competitive basis.

     Product Liability Exposure; Inadequacy or Unavailability of Product Liability Insurance

        Gensia Sicor, as a manufacturer of finished drug products, faces an inherent exposure to product liability claims in the event that the use of any of its technology or products is alleged to have resulted in adverse effects. This exposure exists even with respect to those products that receive regulatory approval for commercial sale, as well as those undergoing clinical trials. While Gensia Sicor has taken and will continue to take what it believes are appropriate precautions, there can be no assurance that it will avoid significant product liability exposure. Adequate insurance coverage might not be available at acceptable costs, if at all, and product liability claims could adversely affect the business or financial condition of Gensia Sicor.

        In addition, as a manufacturer of bulk drug substances, Gensia Sicor supplies other pharmaceutical companies with active ingredients which are contained in finished products. The ability of Gensia Sicor to avoid significant product liability exposures depends upon its ability to negotiate appropriate commercial terms and conditions with its customers and its customers' manufacturing, quality control and quality assurance practices. There is no assurance that adequate insurance coverage will be available at acceptable costs, if at all, to insure against such exposures or that Gensia Sicor will be able to negotiate satisfactory terms and conditions with its customers. Commencing in 1995, Sicor received claims from certain of its customers in connection with the shipment of contaminated products. Rakepoll Holding recorded a reserve of approximately $2.6 million in its financial statements for the year ended December 31, 1996 which represented management's estimate of product rework costs, attorney's costs and other settlement costs. Actual costs to be incurred in relation to the ultimate settlement may vary from the amount estimated.

     Uncertainty Regarding Mexican Economic Factors, Government Policies and Inflation

        The Mexican government has exercised and continues to exercise significant influence over many aspects of the Mexican economy. Accordingly, Mexican government actions could have a significant effect on Lemery and Sicor de Mexico, and on market conditions and prices in Mexico. Further, on a cumulative basis, the inflation rate has exceeded 100% in Mexico over the three-year period ended December 1997. There can be no assurance that actions by the Mexican government, future developments in the Mexican economy or Mexico's political, social or economic situation will not adversely affect the operations of Lemery and Sicor de Mexico.

     Risks Related to International Operations

        During 1995 and 1996 a significant percentage of the revenues of each of Sicor, Lemery, Sicor de Mexico, and Diaspa S.p.A. were derived from sales of pharmaceuticals outside of Western Europe, Japan and the United States. Operations outside of Western Europe, Japan and the United States are subject in varying degrees to risks involved in doing business abroad such as war, civil disturbances, adverse governmental actions (which may disrupt or impede operations and markets, restrict the movement of funds, impose limitations on foreign exchange transactions or result in the expropriation of assets) and economic and governmental instability. There can be no assurance that Gensia Sicor will not experience material adverse developments with respect to its operations outside of Western Europe, Japan and the United States and that such developments, if they were to occur, would not have a material adverse effect on the results of operations and financial condition of Gensia Sicor. Further, Archimica S.p.A., an Italian bulk pharmaceutical company in which Carlo Salvi, who represents Rakepoll Finance and is

     Executive Vice President of Gensia Sicor, has a 50% beneficial ownership interest, purchased a 50% beneficial interest in Diaspa S.p.A. in December 1997. Gensia Sicor also acquired a 50% interest in Diaspa S.p.A. in December 1997.

     Environmental Matters

        Gensia Sicor is subject to numerous environmental regulations in the jurisdictions in which it operates, including regulations relating to the handling, transport and disposal of hazardous materials and the protection of the environment. In certain of these jurisdictions, protection of the environment is becoming an area of increased governmental scrutiny and surveillance. While Gensia Sicor has implemented practices to comply with applicable regulations, the cost of doing so in the future may become prohibitive and may have a significant adverse impact on the companies' operations. There is no assurance that Gensia Sicor will, in fact, be able to comply with all applicable laws and regulations or that such laws and regulations will not have a material adverse impact on the companies' operations. In addition, Sicor maintains liability insurance for certain environmental risks which its management believes to be appropriate and in accordance with industry practice. There can be no assurance, however, that Sicor will not incur liabilities beyond the limits or outside the coverage of its insurance or that Sicor will be able to maintain such insurance on acceptable terms, or at all.

     Currency Fluctuations

        Gensia Sicor has significant operations in several countries, including the United States, Italy, and Mexico. In addition, purchases and sales are made in a large number of other countries. As a result, the business is subject to the risk and uncertainties of foreign currency fluctuations. While Gensia Sicor has policies and strategies to minimize this risk, there can be no assurance that such policies and strategies will be effective in preventing significant negative financial adjustments in the future.

     Control by Rakepoll Finance

        Rakepoll Finance owns 29,500,000 shares of Common Stock (representing as of December 31, 1997 approximately 38% of all outstanding shares of Common Stock) and, pursuant to a Shareholder's Agreement, dated as of November 12, 1996, as amended by and between Gensia Sicor and Rakepoll Finance, has designated two of Gensia Sicor's eight directors (and has the right to designate one additional director), who in turn designated (jointly with two executive officer directors of Gensia Sicor) four additional directors. In addition, the consent of the Rakepoll Finance designated directors is required for Gensia Sicor to take certain actions, such as a merger or sale of all or substantially all of the business or assets of Gensia Sicor and certain issuances of securities. As a result of its ownership of Gensia Sicor Common Stock, Rakepoll Finance may be able to control substantially all matters requiring approval by the stockholders of Gensia Sicor, including the election of directors and the approval of mergers or other business combination transactions.

     Possible Volatility of Stock Price; Dividend Policy

        The market price of the shares of Gensia Sicor Common Stock, like that of the common stock of many other life sciences companies, has been and is likely to continue to be highly volatile, and the market for securities of such companies has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of Gensia Sicor Common Stock could be subject to significant fluctuations in response to variations in Gensia Sicor's anticipated or actual operating results, sales of substantial amounts of Gensia Sicor Common Stock, other issuances of substantial amounts of Gensia Sicor Common Stock pursuant to pre-existing obligations, announcements concerning Gensia Sicor or its competitors, including the results of testing, technological innovations or new commercial products or services, developments in patent or other proprietary rights of Gensia Sicor or its competitors, including litigation, conditions in the life sciences or pharmaceuticals industries, governmental regulation, health care legislation, public concern as to the safety of Gensia Sicor's products, changes in estimates of Gensia Sicor's performance by securities analysts, market conditions for life sciences stocks in general, and other events or factors.

        Gensia Sicor has never paid cash dividends on Gensia Sicor Common Stock. Gensia Sicor presently intends to retain earnings, if any, for the development of its businesses and does not anticipate paying any cash dividends on Gensia Sicor Common Stock in the foreseeable future. Unless full cumulative dividends are paid on Gensia Sicor's outstanding $3.75 Convertible Exchangeable Preferred Stock, $.01 par value ("Convertible Preferred Stock"), cash dividends may not be paid or declared and set aside for payment on Gensia Sicor Common Stock. Through December 1997, the Company has approximately $7.5 million in undeclared cumulative preferred dividends on such Convertible Preferred Stock. The Company made quarterly cash dividend payments of approximately $1.5 million per quarter on the Convertible Preferred Stock from June 1, 1993 through March 1, 1995. Subsequent to March 1995, as a measure to reduce cash outflows, the Company's Board of Directors suspended quarterly cash dividend payments on the Convertible Preferred Stock, resuming such cash dividend payments in September 1996. If Gensia Sicor chooses not to declare dividends for six cumulative quarters, the holders of Convertible Preferred Stock, voting separately as a class, will be entitled to elect two additional directors until the dividend in arrears has been paid.

     Subordination of Common Stock to Notes and Preferred Stock

        The Company's Common Stock is expressly subordinate to the Notes and to the Series A Preferred Stock into which the Notes are convertible in the event of the liquidation, dissolution or winding up of the Company. The Company's Common Stock is also subordinate to the approximately $80,000,000 (plus accrued and unpaid dividends) liquidation preference of the Company's outstanding $3.75 Convertible Exchangeable Preferred Stock. If the Company were to cease operations and liquidate its assets, there can be no assurance that there would be any remaining value available for distribution to the holders of Common Stock after providing for the above liquidation preferences.

     Effect of Certain Anti-Takeover Provisions

        Gensia Sicor's Certificate of Incorporation and Bylaws include provisions that could discourage potential takeover attempts and make attempts by its stockholders to change management more difficult. The approval of 66-2/3% of Gensia Sicor's voting stock is required to approve certain transactions and to take certain stockholder actions, including the calling of a special meeting of stockholders and the amendment of any of the anti-takeover provisions contained in Gensia Sicor's Certificate of Incorporation. Further, pursuant to the terms of its stockholder rights plan, Gensia Sicor has distributed a dividend of one right for each outstanding share of Gensia Sicor Common Stock. These rights will cause a substantial dilution to a person or group that attempts to acquire Gensia Sicor on terms not approved by the Gensia Sicor Board of Directors and may have the effect of deterring hostile takeover attempts.

                                 CAPITAL STOCK

        The authorized capital stock of Gensia Sicor consists of 125,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value, of which 160,000 shares have been designated Series I Preferred Stock and 1,840,000 shares have been designated $3.75 Convertible Exchangeable Preferred Stock.

     Common Stock

        As of January 14, 1998, there were 79,066,233 shares of Common Stock outstanding held by approximately 1,015 stockholders of record. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Gensia Sicor's Restated Certificate of Incorporation (the "Certificate") does not provide for cumulative voting. Subject to preferences that may be applicable to any then outstanding preferred stock including the $3.75 Convertible Exchangeable Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Gensia Sicor, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of Common Stock have no redemption, conversion or preemptive rights. All outstanding shares of Common Stock are fully paid and nonassessable.


                                USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of the Shares offered hereby.


                           INCOME TAX CONSIDERATIONS

        Each prospective purchaser should consult his or her own tax advisor with respect to the income tax issues and consequences of holding and disposing of the Common Stock.

                              SELLING STOCKHOLDERS

        Up to 7,936,509 shares of Common Stock are being registered pursuant to the terms of the Registration Rights Agreement entered into as of May 19, 1997, as amended, by the Company and the HCCP Selling Stockholder in connection with the HCCP Private Placement.

           The following table sets forth the names of the HCCP Selling Stockholder, the aggregate number of shares of Common Stock identified by the HCCP Selling Stockholder as being beneficially owned by it as of January 15, 1998, and the aggregate number of shares of Common Stock that may be sold by it hereunder:

                                                                                                              % of Common Stock
                                                                                                            To Be Held After Sale
                                            Shares of Common                                                    Assuming Full
                                          Stock Issuable Upon      Shares Potentially     Other Shares of   Issuance, Conversion
          Name and Address of              Conversion of the     Issuable Upon Exercise    Common Stock      and Exercise of the
           Beneficial Owner               Purchased Securities    of the HCCP Warrants        Owned*        Purchased Securities
---------------------------------------   --------------------   ----------------------   ---------------   ---------------------
Health Care Capital Partners, L.P.               5,080,688                2,540,344                -                     -
Health Care Executive Partners, L.P.               210,318                  105,159                -                     -
The Mill
10 Glenville Street
Greenwich, CT 06831

* Because the HCCP Selling Stockholder may offer all, some or none of the HCCP Shares pursuant to this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the HCCP Shares, no estimate can be given as to the number of HCCP Shares that will be held by the HCCP Selling Stockholder after completion of the sale of HCCP Shares hereunder. See "Plan of Distribution."

There has been no material relationship between the HCCP Selling Stockholder and the Company in the past three years except (i) as a result of ownership of the Purchased Securities and (ii) by way of Mr. Carlos A. Ferrer's, in his capacity as a Member of Ferrer Freeman Thompson & Co. LLC, the general partner of HCCP, being a director on the Board of Directors of the Company.

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of January 15, 1998 by each Additional Selling Stockholder. All of the Additional Selling Stockholders acquired the Additional Shares offered hereby pursuant to the terms of Unit Purchase Agreements entered into between the Company and the Selling Stockholders in December 1997 in connection with the December Private Placement. The Additional Selling Stockholders purchased a total of 2,454,512 Units at a price of $5.8742 per Unit in the December Private Placement. Each Unit consists of one share of Common Stock and an Additional Warrant for the purchase of one-half share of Common Stock, at an exercise price of $7.34 per share (subject to adjustment), for each share of Common Stock purchased in the December Private Placement and held until June 30, 1998, such Additional Warrants to be issued promptly following the Warrant Determination Date.

     The Unit Purchase Agreements require the Company to register with the Commission the resale of all of the Additional Shares acquired and acquirable under the Unit Purchase Agreements. Due to (i) the ability of the Additional Selling Stockholders to determine independently when and whether they will sell the Additional Shares under the registration statement of which this Prospectus is a part and (ii) the uncertainty as to how many Additional Warrants will be issued and exercised, the Company is unable to determine the exact number of Additional Shares that will actually be sold.

     As of January 15, 1998 there were 16 Additional Selling Stockholders, as set forth below. Share ownership information is based solely upon either information furnished to the Company or reports furnished to the Company by the respective individuals or entities, as the case may be, pursuant to the rules of the Commission:

                                                                                                                     % of Common
                                                                                                                     Stock To Be
                                                        Shares of        Potentially                               Held After Sale
                                                       Common Stock     Issuable Upon             Other             Assuming Full
                                                     Held as a Result    Exercise of              Shares            Issuance and
                                                      of the Private    the Additional          of Common          Exercise of the
     Additional Selling Stockholders                    Placement          Warrants          Stock Owned/(1)/    Additional Warrants
     -------------------------------                 ----------------   --------------       ----------------    -------------------


     The Dresdner RCM Small Cap Fund,
       a Series of Dresdner RCM Capital
       Funds, Inc. .................................        663,300          331,650            370,000                  *

     Entities Affiliated with
       with Oracle Partners, L.P.(2)................        510,708          255,354          1,380,000                 1.7%

     Agnes Varis....................................        170,236           85,118                  0                  *
     Agnes Varis and Karl Leichtman as Joint Tenants         43,000           21,500             20,000                  *

     Stephanie A. Gallo 1990 Family Trust...........         57,000           28,500                  0                  *
     Ernest J. Gallo 1991 Family Trust..............         57,000           28,500                  0                  *
     Joseph C. Gallo 1994 Family Trust..............         57,000           28,500                  0                  *

     M.S.B. Research................................        100,000           50,000            502,220(3)               *

     Curran Partners L.P............................         60,000           30,000             75,000(4)               *
     John P. Curran.................................         10,214            5,107                  0                  *

     Ewa Lipton.....................................         12,767            6,383                  0                  *

     Fountainhead Holdings Ltd......................        340,472          170,206             25,000(5)               *
     Carlo Salvi(6).................................        340,472          170,206         30,400,000(7)             38.0%
     Donald E. Panoz................................         13,832            6,916            523,832(8)               *
     John Sayward...................................         10,000            5,000             63,163(9)               *
     David C. Dreyer (10)...........................          8,511            4,255              6,000                  *

     *    Less than one percent.

     (1) Includes shares of Common Stock owned by the Additional Selling Stockholders which are not covered by this Prospectus.
     (2) Includes shares issued and issuable to Oracle Partners, L.P. and affiliated limited partnerships, of which Larry N. Feinberg is the managing general partner and over which Mr. Feinberg has voting and investment power.
     (3) Includes 63,750 shares held by M.S.B. Research, 61,200 shares held by Hanover Associates LLC and 395,250 shares held by Mark S. Berg. Mr. Berg has voting and investment power over the shares held by M.S.B. Research and shares voting and investment power over shares held by Hanover Associates LLC.
     (4) Includes 25,000 shares subject to a warrant exercisable within 60 days of December 31, 1997.
     (5) Includes 25,000 shares subject to a warrant exercisable within 60 days of December 31, 1997.
     (6) Mr. Salvi is Chairman of Sicor and a director and Executive Vice President of the Company. Alco Chemicals, Ltd. ("Alco"), a company wholly-owned by Mr. Salvi, acts as a sales agent for certain bulk pharmaceutical products produced by Sicor, in exchange for a commission of 4% of sales. Additionally, Alco acts as a non-exclusive sales agent for Sicor for certain bulk pharmaceutical products produced by certain subsidiaries of the Company, in exchange for a commission of 4% of sales. The parties determine, from time to time, those bulk pharmaceutical products for which Alco will act as a sales agent. Further, Archimica S.p.A., in which Mr. Salvi has a 50% beneficial ownership interest, acquired a 50% beneficial interest in Diaspa S.p.A. in December 1997. Gensia Sicor also acquired a 50% beneficial ownership interest in Diaspa S.p.A., which is an Italian pharmaceutical company specializing in bulk fermentation products.
     (7) Includes 29,500,000 shares owned by Rakepoll Finance, a majority-owned direct subsidiary of Korbona Industries Ltd., which is wholly-owned by Mr. Salvi. Also includes (i) 440,000 shares owned by Nora Real Estate S.A. and 50,000 shares owned by Alco, both of which are wholly-owned by Mr. Salvi and (ii) 50,000 shares subject to a warrant exercisable within 60 days of December 31, 1997.

     (8) Includes (i) 200,000 shares Mr. Panoz has the right to acquire within 60 days of December 31, 1997 pursuant to the exercise of vested options and (ii) 25,000 shares subject to a warrant exercisable within 60 days of December 31, 1997. Also includes 300,000 shares which Mr. Panoz may have the right to acquire within 60 days of December 31, 1997 pursuant to the exercise of options that vest upon the attainment of certain corporate objectives. Mr. Panoz is Interim President and Chief Executive Officer and Chairman of the Company's Board of Directors.
     (9) Includes 46,170 shares Mr. Sayward has the right to acquire within 60 days of December 31, 1997 pursuant to the exercise of options.
          Mr. Sayward is Vice President, Finance, Chief Financial Officer and Treasurer of the Company
     (10) Mr. Dreyer is Corporate Controller of the Company.

                              PLAN OF DISTRIBUTION

          The Shares are being offered on behalf of the Selling Stockholders, and the Company will not receive any proceeds from the offering. The Shares may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on the Nasdaq National Market; (iii) purchases by brokers, dealers or underwriters as principal and resale by purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Shares; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or (vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or its successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Shares, in which Shares may be resold thereafter pursuant to this Prospectus. The Selling Stockholders or their successors in interest may also pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts.

          Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Shares may be deemed to be underwriting discounts and commission under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangement between the Selling Stockholders, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

          There can be no assurance that any of the Shares will be sold by the Selling Stockholders. To the extent required, (i) the Shares to be sold hereby, (ii) the name of the Selling Stockholders, (iii) the purchase price, (iv) the name of any such agent, dealer or underwriter, (v) any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer, (vi) disclosure that such broker or dealer did not conduct any investigation to verify information set out or incorporated by reference in this Prospectus and (vii) other facts material to the transaction will be set forth in an accompanying Prospectus Supplement.

          All expenses (estimated to be $100,000) of the registration of the Common Stock covered by this Prospectus will be borne by the Company pursuant to preexisting agreements, except that the Company will not pay any Selling Stockholder's underwriting discounts or selling commissions.

          The Company has agreed to indemnify the Selling Stockholders against certain liabilities in connection with this registration, including liabilities under the Securities Act.

          In order to comply with certain states securities laws, if applicable, the Common Stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

                                 LEGAL MATTERS

          Certain legal matters with respect to the validity of the Shares offered hereby are being passed upon for the Company by Pillsbury Madison & Sutro LLP, San Francisco, California. A member of the law firm of Pillsbury Madison & Sutro LLP owns 30,000 shares of Common Stock.


                                    EXPERTS

          The consolidated financial statements of Gensia Sicor Inc. appearing in Gensia Sicor Inc.'s Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1996, have been audited by Ernst & Young LLP, inde pendent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Additionally, the consolidated financial statements of Rakepoll Holding, B.V. appearing in Gensia Sicor's Current Report on Form 8-K, as amended by Form 8-K/A, dated February 28, 1997 have been audited by KPMG Accountants N.V., as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

================================================================================
         No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or represen tation must not be relied upon as having been autho rized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, or an offer in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

                        _______________________________

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----

Available Information................................................    3
Documents Incorporated By Reference..................................    3
Special Note Regarding Forward-Looking Information...................    4
The Company..........................................................    4
Risk Factors.........................................................    6
Capital Stock........................................................   11
Use of Proceeds......................................................   11
Income Tax Considerations............................................   11
Selling Stockholders.................................................   12
Plan of Distribution.................................................   14
Legal Matters........................................................   15
Experts..............................................................   15




                               11,618,277 Shares
                                  Common Stock



                               GENSIA SICOR INC.



                               _________________
                                   PROSPECTUS
                               _________________





                               _________________






                                __________, 1998





================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

      Item 14.  Other Expenses of Issuance and Distribution

           The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

                                                               Amount
                                                               ------
           SEC registration fee............................   $ 18,530
           Blue Sky fees and expenses......................      1,000
           Accounting fees and expenses....................     10,000
           Legal fees and expenses.........................     50,000
           Registrar and transfer agent's fees.............      5,000
           NNM listing fee.................................     17,500
           Miscellaneous fees and expenses.................      7,970
                                                              --------
                Total......................................   $110,000
                                                              ========

      Item 15.  Indemnification of Directors and Officers

           Section 145 of the Delaware General Corporation Law (the "Delaware GCL") permits the Company's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Company, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Delaware GCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

           Article IX of the Company's Restated Certificate of Incorporation provides for indemnification of the Company's directors, officers, employees and other agents to the maximum extent permitted by law.

           As permitted by Sections 102 and 145 of the Delaware GCL, the Company's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders arising from a breach or alleged breach of such director's fiduciary duty, except for liability under Section 174 of the Delaware GCL or liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

           In addition, the Company has entered into separate indemnification agreements with its directors and officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

      Item 16.  Exhibits

           Exhibit
           Number        Description of Document*
           ------        -----------------------
           4.1/(1)/      Securities Purchase Agreement, dated May 1, 1997, by
                         and between the Company and HCCP (4.2).

           4.2/(1)/ Registration Rights Agreement, dated May 19, 1997, by and between the Company and HCCP (4.3).

           4.2 Amendment No. 1 to Registration Rights Agreement, dated as of January 20, 1998, by and between the Company and HCCP.

           4.4/(1)/      Form of 2.675% Subordinated Convertible Notes due May
                         1, 2004, issued to certain affiliates of HCCP (4.4).

           4.5/(1)/      Form of Common Stock Purchase Warrant, dated May 19,
                         1997, issued to certain affiliates of HCCP (4.5).

           4.6 Form of Unit Purchase Agreement between Gensia Sicor and the Additional Selling Stockholders.

           4.7/(2)/      Form of Certificate for Gensia Sicor Inc. Common Stock with
                         Rights Legend (4.1).

           5.1 Opinion of Pillsbury Madison & Sutro LLP regarding the legality of the securities being registered.

           23.1          Consent of Ernst & Young LLP, independent auditors.

           23.2          Consent of KPMG Accountants N.V., independent auditors.

           23.3 Consent of Pillsbury Madison & Sutro LLP (included in its opinion filed as Exhibit 5.1 to this Registration
                         Statement).

           24.1          Power of Attorney (see page II-4).

      ____________________

      * Parenthetical references after description of exhibits relate to the exhibit number under which exhibits were initially filed.

      (1) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (No. 0-18549).

      (2) Incorporated by reference to the Company's Registration Statement on Form S-4 (No. 33-94778).

      Item 17.  Undertakings

           Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           The undersigned Company hereby undertakes:

                (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

                (2) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (4) For purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act which is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, January 19, 1998.

                                    GENSIA SICOR INC.



                                    By     /s/ Donald E. Panoz
                                       ---------------------------
                                             Donald E. Panoz
                                          Interim President and
                                       Chief Executive Officer and
                                          Chairman of the Board



                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Donald E. Panoz and John W. Sayward and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


       Signature                          Title                        Date
       ---------                          -----                        ----

  /s/ Donald E. Panoz      Interim President and Chief          January 19, 1998
------------------------   Executive Officer and Chairman of
   Donald E. Panoz         the Board (Principal Executive
                           Officer)


  /s/ John W. Sayward      Vice President, Finance, Chief       January 19, 1998
------------------------   Financial Officer, and Treasurer
   John W. Sayward         (Principal Financial and Principal
                           Accounting Officer)


                           Director
------------------------
James C. Blair, Ph.D.



         Signature                       Title                      Date
         ---------                       -----                      ----
/s/ Michael D. Cannon               Director                   January 19, 1998
------------------------
   Michael D. Cannon


 /s/ Herbert J. Conrad              Director                   January 19, 1998
------------------------
   Herbert J. Conrad


  /s/ Carlos A. Ferrer              Director                   January 19, 1998
------------------------
    Carlos A. Ferrer


   /s/ David Hale                   Director                   January 19, 1998
------------------------
       David Hale


   /s/ Carlo Salvi                  Director                   January 19, 1998
------------------------
       Carlo Salvi


 /s/ Patrick D. Walsh               Director                   January 19, 1998
------------------------
   Patrick D. Walsh

                                 EXHIBIT INDEX
                                 -------------

           Exhibit
           Number        Description of Document*
           ------        -----------------------
           4.1/(1)/      Securities Purchase Agreement, dated May 1, 1997, by
                         and between the Company and HCCP (4.2).

           4.2/(1)/ Registration Rights Agreement, dated May 19, 1997, by and between the Company and HCCP (4.3).

           4.2 Amendment No. 1 to Registration Rights Agreement, dated as of January 20, 1998, by and between the Company and HCCP.

           4.4/(1)/      Form of 2.675% Subordinated Convertible Notes due May
                         1, 2004, issued to certain affiliates of HCCP (4.4).

           4.5/(1)/      Form of Common Stock Purchase Warrant, dated May 19,
                         1997, issued to certain affiliates of HCCP (4.5).

           4.6 Form of Unit Purchase Agreement between Gensia Sicor and the Additional Selling Stockholders.

           4.7/(2)/ Form of Certificate for Gensia Sicor Inc. Common Stock with Rights Legend (4.1).

           5.1 Opinion of Pillsbury Madison & Sutro LLP regarding the legality of the securities being registered.

           23.1          Consent of Ernst & Young LLP, independent auditors.

           23.2          Consent of KPMG Accountants N.V., independent auditors.

           23.3 Consent of Pillsbury Madison & Sutro LLP (included in its opinion filed as Exhibit 5.1 to this Registration
                         Statement).

           24.1          Power of Attorney (see page II-4).

      ____________________

      * Parenthetical references after description of exhibits relate to the exhibit number under which exhibits were initially filed.

      (1) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (No. 0-18549).

      (2) Incorporated by reference to the Company's Registration Statement on Form S-4 (No. 33-94778).